1 Q1-23 Financial Highlights2 Q1-23 Business Segment Highlights2,3(B) Consumer Banking Global Wealth and Investment Management Global Banking Global Markets See page 10 for endnotes. Amounts may not total due to rounding. 1 Revenue, net of interest expense. 2 Financial Highlights and Business Segment Highlights are compared to the year-ago quarter unless noted. Loan and deposit balances are shown on an average basis unless noted. 3 The Corporation reports the results of operations of its four business segments and All Other on a fully taxable-equivalent (FTE) basis. 4 Sum of ending deposits, loans and leases, including margin receivables, and consumer investments, excluding deposit sweep balances. 5 Represents the percentage of consumer checking accounts that are estimated to be the customer’s primary account based on multiple relationship factors (e.g., linked to their direct deposit). 6 Includes repurchases to offset shares awarded under equity-based compensation plans. 7 Source: Dealogic as of April 1, 2023. 8 Tangible book value per common share and return on average tangible common shareholders’ equity ratio represent non-GAAP financial measures. For more information, see page 18. • Net income rose 15% to $8.2 billion, or $0.94 per diluted share, compared to $7.1 billion, or $0.80 per diluted share for Q1-22 • Pretax income up 15% to $9.1 billion – Pretax, pre-provision income(C) increased 27% to $10.0 billion • Revenue, net of interest expense, increased 13% to $26.3 billion – Net interest income (NII)(D) up $2.9 billion, or 25%, to $14.4 billion driven by benefits from higher interest rates and solid loan growth – Noninterest income of $11.8 billion increased $154 million, or 1%, as higher sales and trading revenue more than offset lower service charges and declines in asset management and investment banking fees • Provision for credit losses of $931 million increased $901 million – Net reserve build of $124 million vs. net reserve release of $362 million in Q1-22(E) – Net charge-offs of $807 million increased compared to prior year and remained below pre-pandemic levels • Noninterest expense increased $919 million, or 6%, to $16.2 billion driven by investments in the franchise across people and technology as well as higher FDIC expense, partially offset by lower revenue-related incentive compensation; operating leverage of 7%(A); efficiency ratio of 62% • Average loan and lease balances up $64 billion, or 7%, to $1.0 trillion led by solid commercial loan growth as well as higher credit card balances • End of period deposit balances declined $20 billion, or 1%, to $1.9 trillion compared to Q4-22; average deposits down $152 billion, or 7%, to $1.9 trillion • Average Global Liquidity Sources of $854 billion(F) • Common equity tier 1 (CET1) ratio of 11.4% (Standardized) increased 14 bps from Q4-22(G); returned $4.0 billion to shareholders through common stock dividends and share repurchases6 • Book value per common share rose 6% to $31.58; tangible book value per common share rose 9% to $22.788 • Return on average common shareholders' equity ratio of 12.5%; return on average tangible common shareholders' equity ratio of 17.4%8 • Net income of $1.7 billion • Sales and trading revenue up 7% to $5.1 billion, including net debit valuation adjustment (DVA) gains of $14 million; Fixed Income Currencies and Commodities (FICC) revenue up 27% to $3.4 billion and Equities revenue down 19% to $1.6 billion • Excluding net DVA(H), sales and trading revenue up 9% to $5.1 billion; FICC up 29% to $3.4 billion; Equities down 19% to $1.6 billion • Zero days of trading losses in Q1-23 and Q1-22 From Chair and CEO Brian Moynihan: “Every business segment performed well as we grew client relationships and accounts organically and at a strong pace. Led by 13% year-over-year revenue growth, we delivered our seventh straight quarter of operating leverage. We further strengthened our balance sheet and maintained strong liquidity. We delivered earnings of $0.94 per share, up 18% over Q1-22, in an economy with modestly slower GDP growth. Our results demonstrate how our company’s decade-long commitment to responsible growth helped to provide stability in changing economic environments.” • Net income of $917 million • Client balances of $3.5 trillion, down 5%, driven by lower market valuations, partially offset by net client flows • Strong brokerage flows of $130 billion since Q1-22 • Client Activity – Added record ~14,500 net new relationships across Merrill and Private Bank, up 88% in Q1-23 – AUM balances of $1.5 trillion, down $104 billion; $15 billion of AUM flows in Q1-23 – Average loan and lease balances of $221 billion, up $11 billion, or 5% • Net income of $2.6 billion • Second-best revenue quarter led by Global Transaction Services revenue of $3.1 billion, up $1.0 billion or 47% • Total investment banking fees (excl. self-led) of $1.2 billion, a decrease of 20%, reflecting weaker industry-wide activity • No. 3 in investment banking fees7 • Client Activity – Average loan and lease balances of $381 billion, up $22 billion, or 6% • Net income of $3.1 billion • Client balances of $1.6 trillion declined $33 billion, or 2%; up $28 billion, or 2% compared to Q4-224 • Average deposits remained above $1 trillion and declined $30 billion, or 3% • Average loans and leases of $304 billion increased $20 billion, or 7% • Combined credit / debit card spend of $210 billion, up 6% • Client Activity – Added ~130,000 net new Consumer checking accounts in Q1-23; 17th consecutive quarter of growth – Record 36.1 million Consumer checking accounts with 92% being primary5 – Small Business checking accounts of 3.8 million, up 5% – Record Consumer investment accounts of 3.6 million grew 9%; record client flows of $37 billion since Q1-22 – Record digital logins exceeded 3 billion, up 13%, while digital sales represented 51% of total sales Bank of America Reports Q1-23 Net Income of $8.2 Billion; EPS of $0.94 Revenue Grew 13%1 led by 25% Improvement in Net Interest Income to $14.4 Billion2 Seventh Consecutive Quarter of Operating Leverage(A); CET1 Ratio of 11.4%

From Chief Financial Officer Alastair Borthwick:

"The value of responsible growth is evidenced again in our first quarter financial performance with 15% net income growth compared to Q1-22. Results were strong despite a challenging economic environment with market and banking sector volatility. Revenue growth reflected strong net interest income improvement coupled with one of our best quarters of sales and trading. Net interest income increased $2.9 billion, or 25%, versus the year-ago quarter driven by higher rates along with loan growth, supported by our longstanding, deepening relationships with our customers and clients.

"Asset quality remained strong with net charge-offs, while normalizing, still below pre-pandemic levels. We maintained strong liquidity, ending the quarter with $904 billion of Global Liquidity Sources. Regulatory capital improved to $184 billion, and our CET1 ratio is nearly 100 basis points above our current minimum requirements. Capital strength allowed us to return $4 billion back to shareholders, and we continued to invest in our people and businesses."

Bank of America Financial Highlights

	Three Months Ended		
($ in billions, except per share data)	**3/31/2023**	**12/31/2022**	**3/31/2022**
Total revenue, net of interest expense	**$26.3**	$24.5	$23.2
Provision for credit losses	**0.9**	1.1	—
Noninterest expense	**16.2**	15.5	15.3
Pretax income	**9.1**	7.9	7.9
Pretax, pre-provision income[1(C)]	**10.0**	9.0	7.9
Income tax expense	**0.9**	0.8	0.8
Net Income	**8.2**	7.1	7.1
Diluted earnings per share	**$0.94**	$0.85	$0.80

[1] Pretax, pre-provision income represents a non-GAAP financial measure. For more information, see page 18.

Spotlight on Net Income and Common Equity Tier 1 Capital ($B)


Net Income
$7.1
$6.2
$7.1
$7.1
$8.2
Q1 2022
Q2 2022
Q3 2022
Q4 2022
Q1 2023


Common Equity Tier 1 Capital[1]
Common Equity Tier 1 capital
Common Equity Tier 1 capital ratio
$169.9
$171.8
$175.6
$180.1
$184.4
10.4%
10.5%
11.0%
11.2%
11.4%
Q1 2022
Q2 2022
Q3 2022
Q4 2022
Q1 2023

[1] Common equity tier 1 capital ratio under the Standardized approach.

2

BANK OF AMERICA

Consumer Banking[1,2]

- Net income of $3.1 billion increased 4%, driven by strong revenue growth and continued investments in the business
  - Pretax income of $4.1 billion increased 5%
  - Pretax, pre-provision income[(C)] of $5.2 billion increased 34%
  - 8th consecutive quarter of operating leverage[(A)]; efficiency ratio improved to 51%
- Revenue of $10.7 billion improved 21%, due to increased NII driven by higher interest rates and loan balances, partially offset by the impact of reduced customer non-sufficient funds and overdraft fees
- Provision for credit losses of $1.1 billion increased $1.1 billion vs. a benefit of $52 million
  - Net reserve build of $360 million[(E)], driven primarily by higher-than-expected credit card balances
  - Net charge-offs of $729 million increased $313 million driven primarily by credit card
- Noninterest expense of $5.5 billion increased 11%, driven primarily by continued investments in people and technology

Business Highlights[1,4(B)]

- Average deposits remained above $1 trillion, and decreased $30 billion, or 3%
  - 57% of deposits in checking accounts; 92% primary accounts[5]
- Average loans and leases of $304 billion increased $20 billion, or 7%
- Combined credit / debit card spend up $11 billion, or 6%, with both credit and debit up 6%
- Consumer investment assets[3] of $355 billion declined $3 billion, or 1%, driven by lower market valuations, partially offset by a record $37 billion of client flows from new and existing clients
  - Record 3.6 million consumer investment accounts, up 9%
- 10.3 million Total clients[6] enrolled in Preferred Rewards, up 8%, with 99% annualized retention rate

Digital Usage Continued to Grow[1]

- Record 73% of overall households[7] actively using digital platforms
- Record 45 million active digital banking users, up 6% or ~2.7 million
- ~1.8 million digital sales, up 4%
- Record 3.1 billion digital logins, up 13%
- 19.6 million active Zelle® users sent and received 275 million transfers worth $84 billion, both up 29% YoY
- Clients booked ~892,000 digital appointments

Financial Results

	Three months ended		
($ in millions)	3/31/2023	12/31/2022	3/31/2022
Total revenue[2]	**$10,706**	$10,782	$8,813
Provision for credit losses	**1,089**	944	(52)
Noninterest expense	**5,473**	5,100	4,921
Pretax income	**4,144**	4,738	3,944
Income tax expense	**1,036**	1,161	966
Net income	**$3,108**	$3,577	$2,978

Business Highlights[(B)]

	Three months ended		
($ in billions)	3/31/2023	12/31/2022	3/31/2022
Average deposits	**$1,026.2**	$1,047.1	$1,056.1
Average loans and leases	**303.8**	300.4	284.1
Consumer investment assets (EOP)[3]	**354.9**	319.6	357.6
Active mobile banking users (MM)	**36.3**	35.5	33.6
Number of financial centers	**3,892**	3,913	4,056
Efficiency ratio	**51 %**	47 %	56 %
Return on average allocated capital	**30**	35	30
Total Consumer Credit Card[4]			
Average credit card outstanding balances	**$91.8**	$89.6	$78.4
Total credit/debit spend	**209.9**	223.0	198.5
Risk-adjusted margin	**8.7 %**	9.9 %	10.4 %

[1] Comparisons are to the year-ago quarter unless noted.
[2] Revenue, net of interest expense.
[3] Consumer investment assets includes client brokerage assets, deposit sweep balances and AUM in Consumer Banking.
[4] The Consumer credit card portfolio includes Consumer Banking and GWIM.
[5] Represents the percentage of consumer checking accounts that are estimated to be the customer's primary account based on multiple relationship factors (e.g., linked to their direct deposit).
[6] As of February 2023. Includes clients in Consumer, Small Business and GWIM.
[7] Household adoption represents households with consumer bank login activities in a 90-day period, as of February 2023.

Continued Business Leadership

- No. 1 in estimated U.S. Retail Deposits[(a)]
- No. 1 Online Banking and Mobile Banking Functionality[(b)]
- No. 1 Small Business Lender[(c)]
- Best Bank in the U.S.[(d)]
- Best Consumer Digital Bank in the U.S.[(e)]
- Best Bank in the U.S. for Small and Medium Enterprises[(f)]
- Certified by J.D. Power for Outstanding Client satisfaction with Customer Financial Health Support – Banking & Payments[(g)]

See page 11 for Business Leadership sources.

3

Global Wealth and Investment Management[1,2]

- Net income of $917 million decreased 19%
  - Pretax income of $1.2 billion, down 19%
  - Pretax, pre-provision income[(C)] of $1.2 billion decreased 15%
  - Pretax margin 23%
- Revenue of $5.3 billion decreased 3%, driven by the impact of lower equity and fixed income market valuations on asset management fees, partially offset by higher NII
- Noninterest expense of $4.1 billion increased 1%, as investments in the business, including strategic hiring and technology, were mostly offset by lower revenue-related incentives

Business Highlights[1(B)]

- Client balances of $3.5 trillion decreased 5%, driven by lower market valuations, partially offset by net client flows
  - AUM flows of $15 billion in Q1-23
  - Average deposits of $314 billion decreased $71 billion, or 18%
  - Average loans and leases of $221 billion increased $11 billion, or 5%, driven by residential mortgage lending and custom lending

Merrill Wealth Management Highlights[1]

Client Activity and Advisor Engagement

- Client balances of $3.0 trillion
- AUM balances of $1.1 trillion
- Record ~13,600 net new households in Q1-23, up 96%

Strong Digital Usage Continued

- Record 84% of Merrill households[3] digitally active across the enterprise
- Continued strength of advisor / client digital communications; ~418,000 households exchanged ~1.7 million secure messages
- Record 78% of households enrolled in eDelivery; ~306,000 planning reports generated, up 29%
- 74% of eligible checks deposited through automated channels
- Erica® interactions up 43%

Bank of America Private Bank Highlights[1]

Client Engagement

- Client balances of $569 billion
- AUM balances of $331 billion
- Record 975 net new relationships in Q1-23, up 17%

Financial Results

	Three months ended		
($ in millions)	**3/31/2023**	**12/31/2022**	**3/31/2022**
Total revenue[2]	**$5,315**	$5,410	$5,476
Provision for credit losses	**25**	37	(41)
Noninterest expense	**4,067**	3,784	4,015
Pretax income	**1,223**	1,589	1,502
Income tax expense	**306**	389	368
Net income	**$917**	$1,200	$1,134

Business Highlights[(B)]

	Three months ended		
($ in billions)	**3/31/2023**	**12/31/2022**	**3/31/2022**
Average deposits	**$314.0**	$317.8	$384.9
Average loans and leases	**221.4**	225.1	210.9
Total client balances (EOP)	**3,521.6**	3,386.8	3,714.2
AUM flows	**15.3**	0.1	15.5
Pretax margin	**23 %**	29 %	27 %
Return on average allocated capital	**20**	27	26

[1] Comparisons are to the year-ago quarter unless noted.
[2] Revenue, net of interest expense.
[3] Percentage of digitally active Merrill primary households ($250K+ in investable assets within the enterprise). Excludes Stock Plan and Banking only households.
[4] Percentage of digitally active Private Bank core relationships ($3MM+ in total Balances). Includes third-party activities and excludes Irrevocable Trust-only relationships, Institutional Philanthropic relationships, and exiting relationships.

Continued Business Leadership

- No. 1 on Forbes' Best-in-State Wealth Advisors (2023), Top Women Wealth Advisors (2022), Top Women Wealth Advisors Best-in State (2022), and Top Next Generation Advisors (2022)
- No. 1 on Barron's Top 100 Women Financial Advisors List (2022)
- No. 1 on Financial Planning's 'Top 40 Advisors Under 40' List (2022)
- Celent Model Wealth Manager award for Client Experience (2023)
- MMI/Barron's Industry Award for Digital Innovation (2022)
- Aite-Novarica award for Digital Client Experience (2022)
- No. 1 in personal trust AUM[(h)]
- Best Private Bank in the U.S. by Family Wealth Report[(i)] and Global Private Banking[(j)]
- Best Philanthropy Offering by WealthBriefing[(k)], PWM[(l)] and Global Finance[(m)]

See page 11 for Business Leadership sources.

Strong Digital Usage Continued

- Record 92% of clients[4] digitally active across the enterprise
- 76% of eligible checks deposited through automated channels
- Clients continued leveraging the convenience and effectiveness of our digital capabilities:
  - Zelle® transactions up 37%
  - Digital wallet transactions up 54%

4

Global Banking[1,2,3]

- Net income of $2.6 billion increased 48%
  - Pretax income of $3.5 billion, up 49%
  - Pretax, pre-provision income[(C)] of $3.3 billion increased 30%
- Revenue of $6.2 billion increased 19%, driven primarily by higher NII from the benefit of higher interest rates, partially offset by lower investment banking fees, lower treasury service charges due to higher earnings credit rates, and lower revenue from environmental, social and governance (ESG) investment activities
- Provision for credit losses reflected a benefit of $237 million, driven primarily by an improved macroeconomic outlook, and decreased $402 million from Q1-22 as the prior year was impacted by reserve builds[(E)]
- Noninterest expense of $2.9 billion increased 10%, primarily reflecting continued investments in the business, including strategic hiring in 2022

Business Highlights[1,2(B)]

- Total investment banking fees (excl. self-led) of $1.2 billion decreased $294 million, or 20%
- Average deposits of $493 billion decreased $47 billion, or 9%
- Average loans and leases of $381 billion increased $22 billion, or 6%

Strong Digital Usage Continued[1]

- 76% digitally active clients across commercial, corporate, and business banking clients (CashPro and BA360 platforms) (as of February 2023)
- Record quarterly CashPro App active users increased 23% and record sign-ins increased 52%
- Quarterly CashPro App Payment Approvals value was $179 billion, increased 31%
- Quarterly percentage of eligible credit monitoring documents uploaded digitally at 42%, increased 758 bps (as of February 2023)

Financial Results

	Three months ended		
($ in millions)	**3/31/2023**	**12/31/2022**	**3/31/2022**
Total revenue[2,3]	**$6,203**	$6,438	$5,194
Provision for credit losses	**(237)**	149	165
Noninterest expense	**2,940**	2,833	2,683
Pretax income	**3,500**	3,456	2,346
Income tax expense	**945**	916	622
Net income	**$2,555**	$2,540	$1,724

Business Highlights[2(B)]

	Three months ended		
($ in billions)	**3/31/2023**	**12/31/2022**	**3/31/2022**
Average deposits	**$492.6**	$503.5	$539.9
Average loans and leases	**381.0**	380.4	358.8
Total Corp. IB fees (excl. self-led)[2]	**1.2**	1.1	1.5
Global Banking IB fees[2]	**0.7**	0.7	0.9
Business Lending revenue	**2.3**	2.7	2.1
Global Transaction Services revenue	**3.1**	3.1	2.1
Efficiency ratio	**47 %**	44 %	52 %
Return on average allocated capital	**21**	23	16

[1] Comparisons are to the year-ago quarter unless noted.
[2] Global Banking and Global Markets share in certain deal economics from investment banking, loan origination activities, and sales and trading activities.
[3] Revenue, net of interest expense.

Continued Business Leadership

- Global Most Innovative Financial Institution – 2022[(m)]
- World's Best Bank, North America's Best Bank for Small to Medium-sized Enterprises, and Best Bank in the US[(n)]
- Best Bank for Payment & Collections in North America[(o)]
- Model Bank award for Product Innovation in Cash Management – 2023, for CashPro Mobile, CashPro Forecasting, and CashPro API[(p)]
- World's Best Bank for Payments and Treasury and North America's Best Bank for Transaction Services[(n)]
- 2022 Quality, Share and Excellence Awards for U.S. Large Corporate Banking and Cash Management[(q)]
- Relationships with 73% of the Global Fortune 500; 95% of the U.S. Fortune 1,000 (2022)

See page 11 for Business Leadership sources.

5

BANK OF AMERICA

Global Markets[1,2,3,6]

- Net income of $1.7 billion increased $93 million, or 6%
  - Excluding net DVA, net income of $1.7 billion increased 9%[4]
- Revenue of $5.6 billion increased 6%, driven primarily by higher sales and trading revenue, partially offset by lower investment banking fees
- Noninterest expense of $3.4 billion increased 8%, driven by investments in the business, including people and technology
- Average VaR of $109 million[5]

Business Highlights[1,2,6(B)]

- Sales and trading revenue of $5.1 billion increased 7%
  - FICC revenue increased 27% to $3.4 billion, driven primarily by improved performance across mortgage, credit and municipal products, and increased secured financing activity for clients
  - Equities revenue decreased 19% to $1.6 billion, driven by weaker trading performance and lower client activity in derivatives and cash
- Excluding net DVA, sales and trading revenue increased 9% to $5.1 billion[(H)]
  - FICC revenue of $3.4 billion increased 29%
  - Equities revenue of $1.6 billion decreased 19%

Additional Highlights

- 700+ research analysts covering nearly 3,600 companies, 1,200+ corporate bond issuers across 55+ economies and 25 industries

Financial Results

	Three months ended		
($ in millions)	3/31/2023	12/31/2022	3/31/2022
Total revenue[2,3]	**$5,626**	$3,861	$5,292
Net DVA[4]	**14**	(193)	69
Total revenue (excl. net DVA)[2,3,4]	**$5,612**	$4,054	$5,223
Provision for credit losses	**(53)**	4	5
Noninterest expense	**3,351**	3,171	3,117
Pretax income	**2,328**	686	2,170
Income tax expense	**640**	182	575
Net income	**$1,688**	$504	$1,595
Net income (excl. net DVA)[4]	**$1,677**	$650	$1,543

Business Highlights[2(B)]

	Three months ended		
($ in billions)	3/31/2023	12/31/2022	3/31/2022
Average total assets	**$870.0**	$857.3	$858.7
Average trading-related assets	**626.0**	608.5	596.2
Average loans and leases	**125.0**	123.0	108.6
Sales and trading revenue[2]	**5.1**	3.5	4.7
Sales and trading revenue (excl. net DVA)[2,4(H)]	**5.1**	3.7	4.7
Global Markets IB fees[2]	**0.5**	0.3	0.6
Efficiency ratio	**60 %**	82 %	59 %
Return on average allocated capital	**15**	5	15

[1] Comparisons are to the year-ago quarter unless noted.
[2] Global Banking and Global Markets share in certain deal economics from investment banking, loan origination activities, and sales and trading activities.
[3] Revenue, net of interest expense.
[4] Revenue and net income, excluding net DVA, are non-GAAP financial measures. See endnote H on page 10 for more information.
[5] VaR model uses a historical simulation approach based on three years of historical data and an expected shortfall methodology equivalent to a 99% confidence level. Average VaR was $109MM, $117MM and $79MM for Q1-23, Q4-22 and Q1-22, respectively.
[6] The explanations for current period-over-period changes for Global Markets are the same for amounts including and excluding net DVA.

Continued Business Leadership

- Americas Derivatives House of the Year and Americas House of the Year for Equity Derivatives, FX Derivatives, Interest Rate Derivatives, and Commodities Derivatives[(r)]
- Commodity Derivatives House and Americas ESG Financing House[(s)]
- Interest Rate Derivatives House of the Year[(t)]
- Global Leader for Sustainable Project Finance[(m)]
- Most Sustainable Banks in North America[(u)]
- Most Impressive Corporate Bond House in Dollars[(r)]
- No. 1 All-America Sales Team in Equities Idea Generation[(v)]
- No. 1 Municipal Bonds Underwriter[(w)]
- No. 2 Global Research Firm[(v)]

See page 11 for Business Leadership sources.

6

7 All Other1,2 Financial Results Three months ended ($ in millions) 3/31/2023 12/31/2022 3/31/2022 Total revenue2 $(1,458) $(1,836) $(1,441) Provision for credit losses 107 (42) (47) Noninterest expense 407 655 583 Pretax loss (1,972) (2,449) (1,977) Income tax expense (benefit) (1,865) (1,760) (1,613) Net income (loss) $(107) $(689) $(364) 1 Comparisons are to the year-ago quarter unless noted. 2 Revenue, net of interest expense. Note: All Other primarily consists of asset and liability management (ALM) activities, liquidating businesses and certain expenses not otherwise allocated to a business segment. ALM activities encompass interest rate and foreign currency risk management activities for which substantially all of the results are allocated to our business segments. • Net loss of $107 million included a $220 million pretax loss on sale of available-for-sale (AFS) debt securities • Total corporate effective tax rate (ETR) for the quarter was 10%, which included certain discrete tax benefits – Excluding these discrete tax benefits and recurring ESG tax credit benefits, the ETR would have been approximately 26%

BANK OF AMERICA

Credit Quality[1]

Charge-offs

- Total net charge-offs of $807 million increased $118 million, or 17%, from Q4-22
  - Consumer net charge-offs of $653 million increased $122 million from Q4-22, driven primarily by higher credit card losses
    - Credit card loss rate of 2.21% in Q1-23 vs. 1.71% in Q4-22, and, pre-pandemic, 3.03% in Q4-19
  - Commercial net charge-offs of $154 million decreased $4 million from Q4-22
- Net charge-off ratio[2] of 0.32% increased 0.06% from Q4-22 and remained below pre-pandemic levels

Provision for credit losses

- Provision for credit losses of $931 million
  - Net reserve build of $124 million in Q1-23[(E)], driven primarily by Consumer due to higher-than-expected credit card balances, partially offset by an improved macroeconomic outlook that primarily benefited our Commercial portfolio

Allowance for credit losses

- Allowance for loan and lease losses of $12.5 billion decreased $168 million from Q4-22 and represented 1.20% of total loans and leases[3]
  - Total allowance of $14.0 billion included $1.4 billion for unfunded commitments and decreased $271 million from Q4-22
- Includes a January 1, 2023 $243 million reduction for the accounting change to remove the recognition and measurement guidance on troubled debt restructurings
- Nonperforming loans (NPL) increased $110 million from Q4-22 to $3.9 billion
  - 60% of Consumer NPLs are contractually current
- Commercial reservable criticized utilized exposure of $19.8 billion increased $515 million from Q4-22

Highlights

	Three months ended		
($ in millions)	3/31/2023	12/31/2022	3/31/2022
Provision for credit losses	**$931**	$1,092	$30
Net charge-offs	**807**	689	392
Net charge-off ratio[2]	**0.32 %**	0.26 %	0.16 %
At period-end			
Nonperforming loans and leases	**$3,918**	$3,808	$4,625
Nonperforming loans and leases ratio	**0.38 %**	0.37 %	0.47 %
Allowance for loan and lease losses	**$12,514**	$12,682	$12,104
Allowance for loan and lease losses ratio[3]	**1.20 %**	1.22 %	1.23 %

[1] Comparisons are to the year-ago quarter unless noted.
[2] Net charge-off ratio is calculated as annualized net charge-offs divided by average outstanding loans and leases during the period.
[3] Allowance for loan and lease losses ratio is calculated as allowance for loan and lease losses divided by loans and leases outstanding at the end of the period.

Note: Ratios do not include loans accounted for under the fair value option.

8

BANK OF AMERICA

Balance Sheet, Liquidity and Capital Highlights ($ in billions except per share data, end of period, unless otherwise noted)(B)

	Three months ended		
	3/31/2023	12/31/2022	3/31/2022
Ending Balance Sheet			
Total assets	**$3,194.7**	$3,051.4	$3,238.2
Total loans and leases	**1,046.4**	1,045.7	993.1
Total loans and leases in business segments (excluding All Other)	**1,036.6**	1,035.5	978.1
Total deposits	**1,910.4**	1,930.3	2,072.4
Average Balance Sheet			
Average total assets	**$3,096.1**	$3,074.3	$3,207.7
Average loans and leases	**1,041.4**	1,039.2	977.8
Average deposits	**1,893.6**	1,925.5	2,045.8
Funding and Liquidity			
Long-term debt	**$283.9**	$276.0	$278.7
Global Liquidity Sources, average(F)	**854**	868	1,109
Equity			
Common shareholders' equity	**$251.8**	$244.8	$239.5
Common equity ratio	**7.9 %**	8.0 %	7.4 %
Tangible common shareholders' equity[1]	**$181.6**	$174.6	$169.3
Tangible common equity ratio[1]	**5.8 %**	5.9 %	5.3 %
Per Share Data			
Common shares outstanding (in billions)	**7.97**	8.00	8.06
Book value per common share	**$31.58**	$30.61	$29.70
Tangible book value per common share[1]	**22.78**	21.83	20.99
Regulatory Capital(G)			
CET1 capital	**$184.4**	$180.1	$169.9
Standardized approach			
Risk-weighted assets	**$1,623**	$1,605	$1,639
CET1 ratio	**11.4 %**	11.2 %	10.4 %
Advanced approaches			
Risk-weighted assets	**$1,429**	$1,411	$1,416
CET1 ratio	**12.9 %**	12.8 %	12.0 %
Supplementary leverage			
Supplementary leverage ratio (SLR)	**6.0 %**	5.9 %	5.4 %

[1] Represents a non-GAAP financial measure. For reconciliation, see page 18.

9

Endnotes

A Operating leverage is calculated as the year-over-year percentage change in revenue, net of interest expense, less the percentage change in noninterest expense.

B We present certain key financial and nonfinancial performance indicators (KPIs) that management uses when assessing consolidated and/or segment results. We believe this information is useful because it provides management and investors with information about underlying operational performance and trends. KPIs are presented in Balance Sheet, Liquidity and Capital Highlights and on the Segment pages for each segment.

C Pretax, pre-provision income (PTPI) at the consolidated level, as well as at the segment level, is a non-GAAP financial measure calculated by adjusting the respective entity's pretax income to add back provision for credit losses. Management believes that PTPI (both at the consolidated and segment level) is a useful financial measure as it enables an assessment of the Company's ability to generate earnings to cover credit losses through a credit cycle and provides an additional basis for comparing the Company's results of operations between periods by isolating the impact of provision for credit losses, which can vary significantly between periods. For Reconciliations to GAAP financial measures, see page 18 for Total company and below for segments.

(Dollars in millions)	First Quarter 2023		
	Consumer Banking	**GWIM**	**Global Banking**
Pretax income	**$ 4,144**	**$ 1,223**	**$ 3,500**
Provision for credit losses	**1,089**	**25**	**(237)**
Pretax, pre-provision income	**$ 5,233**	**$ 1,248**	**$ 3,263**
	Fourth Quarter 2022		
	Consumer Banking	GWIM	Global Banking
Pretax income	$ 4,738	$ 1,589	$ 3,456
Provision for credit losses	944	37	149
Pretax, pre-provision income	$ 5,682	$ 1,626	$ 3,605
	First Quarter 2022		
	Consumer Banking	GWIM	Global Banking
Pretax income	$ 3,944	$ 1,502	$ 2,346
Provision for credit losses	(52)	(41)	165
Pretax, pre-provision income	$ 3,892	$ 1,461	$ 2,511

D We also measure NII on an FTE basis, which is a non-GAAP financial measure. FTE basis is a performance measure used in operating the business that management believes provides investors with meaningful information on the interest margin for comparative purposes. We believe that this presentation allows for comparison of amounts from both taxable and tax-exempt sources and is consistent with industry practice. NII on an FTE basis was $14.6 billion, $14.8 billion and $11.7 billion for the three months ended March 31, 2023, December 31, 2022 and March 31, 2022, respectively. The FTE adjustment was $134 million, $123 million and $106 million for the three months ended March 31, 2023, December 31, 2022 and March 31, 2022, respectively.

E Reserve Build (or Release) is calculated by subtracting net charge-offs for the period from the provision for credit losses recognized in that period. The period-end allowance, or reserve, for credit losses reflects the beginning of the period allowance adjusted for net charge-offs recorded in that period plus the provision for credit losses and other valuation accounts recognized in that period.

F Global Liquidity Sources (GLS) include cash and high-quality, liquid, unencumbered securities, inclusive of U.S. government securities, U.S. agency securities, U.S. agency mortgage-backed securities, and a select group of non-U.S. government and supranational securities, and other investment-grade securities, and are readily available to meet funding requirements as they arise. It does not include Federal Reserve Discount Window or Federal Home Loan Bank borrowing capacity. Transfers of liquidity among legal entities may be subject to certain regulatory and other restrictions.

G Regulatory capital ratios at March 31, 2023 are preliminary. The Corporation reports regulatory capital ratios under both the Standardized and Advanced approaches. Capital adequacy is evaluated against the lower of the Standardized or Advanced approaches compared to their respective regulatory capital ratio requirements. The Corporation's binding ratio was the Common equity tier 1 ratio under the Standardized approach for all periods presented.

H The below table includes Global Markets sales and trading revenue, excluding net DVA, which is a non-GAAP financial measure. We believe that the presentation of measures that exclude this item is useful because such measures provide additional information to assess the underlying operational performance and trends of our businesses and to allow better comparison of period-to-period operating performance.

	Three months ended		
(Dollars in millions)	**3/31/2023**	**12/31/2022**	**3/31/2022**
Sales and trading revenue			
Fixed-income, currencies and commodities	**$ 3,440**	$ 2,157	$ 2,708
Equities	**1,627**	1,368	2,011
Total sales and trading revenue	**$ 5,067**	$ 3,525	$ 4,719
Sales and trading revenue, excluding net debit valuation adjustment[1]			
Fixed-income, currencies and commodities	**$ 3,429**	$ 2,343	$ 2,648
Equities	**1,624**	1,375	2,002
Total sales and trading revenue, excluding net debit valuation adjustment	**$ 5,053**	$ 3,718	$ 4,650

[1] For the three months ended March 31, 2023, December 31, 2022 and March 31, 2022, net DVA gains (losses) were $14 million, $(193) million and $69 million, FICC net DVA gains (losses) were $11 million, $(186) million and $60 million, and Equities net DVA gains (losses) were $3 million, $(7) million and $9 million, respectively.

10

Business Leadership Sources

BANK OF AMERICA

(a) Estimated U.S. retail deposits based on June 30, 2022 FDIC deposit data.

(b) Javelin 2022 Online and Mobile Banking Scorecards.

(c) FDIC, 4Q22.

(d) Global Finance, May 2022.

(e) Global Finance, August 2022.

(f) Global Finance, December 2022.

(g) J.D. Power 2023 Financial Health Support Certification[SM] is based on exceeding customer experience benchmarks using client surveys and a best practices verification. For more information, visit jdpower.com/awards.

(h) Industry Q4-22 FDIC call reports.

(i) Family Wealth Report, 2022.

(j) Global Private Banking, The Digital Banker, 2022.

(k) WealthBriefing, 2022.

(l) PWM, 2022.

(m) Global Finance, 2022.

(n) Euromoney, 2022.

(o) Global Finance Treasury & Cash Management Awards, 2023.

(p) Celent, 2023.

(q) Greenwich, 2023.

(r) GlobalCapital, 2022.

(s) IFR, 2022.

(t) Risk.net, 2022.

(u) Capital Monitor, 2022.

(v) Institutional Investor, 2022.

(w) Refinitiv, 2023 YTD.

11

12 Contact Information and Investor Conference Call Invitation Investor Call Information Chief Executive Officer Brian Moynihan and Chief Financial Officer Alastair Borthwick will discuss first-quarter 2023 financial results in a conference call at 8:30 a.m. ET today. The presentation and supporting materials can be accessed on the Bank of America Investor Relations website at https://investor.bankofamerica.com. For a listen-only connection to the conference call, dial 1.877.200.4456 (U.S.) or 1.785.424.1732 (international). The conference ID is 79795. Please dial in 10 minutes prior to the start of the call. Investors can access replays of the conference call by visiting the Investor Relations website or by calling 1.800.934.4850 (U.S.) or 1.402.220.1178 (international) from noon April 18 through 11:59 p.m. ET on April 28. Investors May Contact: Lee McEntire, Bank of America Phone: 1.980.388.6780 lee.mcentire@bofa.com Jonathan G. Blum, Bank of America (Fixed Income) Phone: 1.212.449.3112 jonathan.blum@bofa.com Bank of America Bank of America is one of the world’s leading financial institutions, serving individual consumers, small and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 68 million consumer and small business clients with approximately 3,900 retail financial centers, approximately 15,000 ATMs and award-winning digital banking with approximately 56 million verified digital users. Bank of America is a global leader in wealth management, corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to approximately 3 million small business households through a suite of innovative, easy-to-use online products and services. The company serves clients through operations across the United States, its territories and more than 35 countries. Bank of America Corporation stock (NYSE: BAC) is listed on the New York Stock Exchange. Forward-Looking Statements Bank of America Corporation (the Corporation) and its management may make certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “anticipates,” “targets,” “expects,” “hopes,” “estimates,” “intends,” “plans,” “goals,” “believes,” “continue” and other similar expressions or future or conditional verbs such as “will,” “may,” “might,” “should,” “would” and “could.” Forward-looking statements represent the Corporation’s current expectations, plans or forecasts of its future results, revenues, liquidity, provision for credit losses, expenses, efficiency ratio, capital measures, strategy, deposits, assets, and future business and economic conditions more generally, and other future matters. These statements are not guarantees of future results or performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict and are often beyond the Corporation’s control. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements. Reporters May Contact: Bill Halldin, Bank of America Phone: 1.916.724.0093 william.halldin@bofa.com Christopher Feeney, Bank of America Phone: 1.980.386.6794 christopher.feeney@bofa.com

13 You should not place undue reliance on any forward-looking statement and should consider the following uncertainties and risks, as well as the risks and uncertainties more fully discussed under Item 1A. Risk Factors of the Corporation’s 2022 Annual Report on Form 10-K and in any of the Corporation’s subsequent Securities and Exchange Commission filings: the Corporation’s potential judgments, orders, settlements, penalties, fines and reputational damage resulting from pending or future litigation and regulatory investigations, proceedings and enforcement actions, including as a result of our participation in and execution of government programs related to the Coronavirus Disease 2019 (COVID-19) pandemic, such as the processing of unemployment benefits for California and certain other states; the possibility that the Corporation's future liabilities may be in excess of its recorded liability and estimated range of possible loss for litigation, and regulatory and government actions; the possibility that the Corporation could face increased claims from one or more parties involved in mortgage securitizations; the Corporation’s ability to resolve representations and warranties repurchase and related claims; the risks related to the discontinuation of the London Interbank Offered Rate and other reference rates, including increased expenses and litigation and the effectiveness of hedging strategies; uncertainties about the financial stability and growth rates of non-U.S. jurisdictions, the risk that those jurisdictions may face difficulties servicing their sovereign debt, and related stresses on financial markets, currencies and trade, and the Corporation’s exposures to such risks, including direct, indirect and operational; the impact of U.S. and global interest rates, inflation, currency exchange rates, economic conditions, trade policies and tensions, including tariffs, and potential geopolitical instability; the impact of the interest rate, inflationary, macroeconomic, banking and regulatory environment on the Corporation’s assets, business, financial condition and results of operations; the impact of adverse developments affecting the U.S. or global banking industry, including bank failures and liquidity concerns, which could cause continued or worsening economic and market volatility, and regulatory responses thereto; the possibility that future credit losses may be higher than currently expected due to changes in economic assumptions, customer behavior, adverse developments with respect to U.S. or global economic conditions and other uncertainties, including the impact of supply chain disruptions, inflationary pressures and labor shortages on economic conditions and our business; potential losses related to the Corporation’s concentration of credit risk; the Corporation's ability to achieve its expense targets and expectations regarding revenue, net interest income, provision for credit losses, net charge-offs, effective tax rate, loan growth or other projections; adverse changes to the Corporation’s credit ratings from the major credit rating agencies; an inability to access capital markets or maintain deposits or borrowing costs; estimates of the fair value and other accounting values, subject to impairment assessments, of certain of the Corporation’s assets and liabilities; the estimated or actual impact of changes in accounting standards or assumptions in applying those standards; uncertainty regarding the content, timing and impact of regulatory capital and liquidity requirements; the impact of adverse changes to total loss-absorbing capacity requirements, stress capital buffer requirements and/or global systemically important bank surcharges; the potential impact of actions of the Board of Governors of the Federal Reserve System on the Corporation’s capital plans; the effect of changes in or interpretations of income tax laws and regulations; the impact of implementation and compliance with U.S. and international laws, regulations and regulatory interpretations, including, but not limited to, recovery and resolution planning requirements, Federal Deposit Insurance Corporation assessments, the Volcker Rule, fiduciary standards, derivatives regulations and the Coronavirus Aid, Relief, and Economic Security Act and any similar or related rules and regulations; a failure or disruption in or breach of the Corporation’s operational or security systems or infrastructure, or those of third parties, including as a result of cyber-attacks or campaigns; the risks related to the transition and physical impacts of climate change; our ability to achieve environmental, social and governance goals and commitments or the impact of any changes in the Corporation's sustainability strategy or commitments generally; the impact of any future federal government shutdown and uncertainty regarding the federal government’s debt limit or changes in fiscal, monetary or regulatory policy; the emergence or continuation of widespread health emergencies or pandemics, including the magnitude and duration of the COVID-19 pandemic and its impact on U.S. and/or global financial market conditions and our business, results of operations, financial condition and prospects; the impact of natural disasters, extreme weather events, military conflict (including the Russia/Ukraine conflict, the possible expansion of such conflict and potential geopolitical consequences), terrorism or other geopolitical events; and other matters. Forward-looking statements speak only as of the date they are made, and the Corporation undertakes no obligation to update any forward- looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made. “Bank of America” and “BofA Securities” are the marketing names used by the Global Banking and Global Markets divisions of Bank of America Corporation. Lending, other commercial banking activities, and trading in certain financial instruments are performed globally by banking affiliates of Bank of America Corporation, including Bank of America, N.A., Member FDIC. Trading in securities and financial instruments, and strategic advisory, and other investment banking activities, are performed globally by investment banking affiliates of Bank of America Corporation (“Investment Banking Affiliates”) or other affiliates, including, in the United States, BofA Securities, Inc., Merrill Lynch Professional Clearing Corp. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, each of which are registered broker-dealers and Members of SIPC, and, in other jurisdictions, by locally registered entities. BofA Securities, Inc. and Merrill Lynch Professional Clearing Corp. are registered as futures commission merchants with the CFTC and are members of the NFA. Investment products offered by Investment Banking Affiliates: Are Not FDIC Insured · May Lose Value · Are Not Bank Guaranteed. Bank of America Corporation’s broker-dealers are not banks and are separate legal entities from their bank affiliates. The obligations of the broker-dealers are not obligations of their bank affiliates (unless explicitly stated otherwise), and these bank affiliates are not responsible for securities sold, offered, or recommended by the broker-dealers. The foregoing also applies to other non-bank affiliates. For more Bank of America news, including dividend announcements and other important information, visit the Bank of America newsroom at https://newsroom.bankofamerica.com. www.bankofamerica.com

14

Bank of America Corporation and Subsidiaries
Selected Financial Data

(In millions, except per share data)

Summary Income Statement	First Quarter 2023	Fourth Quarter 2022	First Quarter 2022
Net interest income	$ 14,448	$ 14,681	$ 11,572
Noninterest income	11,810	9,851	11,656
Total revenue, net of interest expense	26,258	24,532	23,228
Provision for credit losses	931	1,092	30
Noninterest expense	16,238	15,543	15,319
Income before income taxes	9,089	7,897	7,879
Income tax expense	928	765	812
Net income	$ 8,161	$ 7,132	$ 7,067
Preferred stock dividends and other	505	228	467
Net income applicable to common shareholders	$ 7,656	$ 6,904	$ 6,600
Average common shares issued and outstanding	8,065.9	8,088.3	8,136.8
Average diluted common shares issued and outstanding	8,182.3	8,155.7	8,202.1
Summary Average Balance Sheet			
Total debt securities	$ 851,177	$ 869,084	$ 975,656
Total loans and leases	1,041,352	1,039,247	977,793
Total earning assets	2,671,426	2,647,712	2,779,844
Total assets	3,096,058	3,074,289	3,207,702
Total deposits	1,893,649	1,925,544	2,045,811
Common shareholders' equity	248,855	243,647	242,865
Total shareholders' equity	277,252	272,629	269,309
Performance Ratios			
Return on average assets	1.07 %	0.92 %	0.89 %
Return on average common shareholders' equity	12.48	11.24	11.02
Return on average tangible common shareholders' equity [1]	17.38	15.79	15.51
Per Common Share Information			
Earnings	$ 0.95	$ 0.85	$ 0.81
Diluted earnings	0.94	0.85	0.80
Dividends paid	0.22	0.22	0.21
Book value	31.58	30.61	29.70
Tangible book value [1]	22.78	21.83	20.99

Summary Period-End Balance Sheet	March 31 2023	December 31 2022	March 31 2022
Total debt securities	$ 797,005	$ 862,819	$ 969,880
Total loans and leases	1,046,406	1,045,747	993,145
Total earning assets	2,778,481	2,640,827	2,783,186
Total assets	3,194,657	3,051,375	3,238,223
Total deposits	1,910,402	1,930,341	2,072,409
Common shareholders' equity	251,799	244,800	239,480
Total shareholders' equity	280,196	273,197	266,617
Common shares issued and outstanding	7,972.4	7,996.8	8,062.1

Credit Quality	First Quarter 2023	Fourth Quarter 2022	First Quarter 2022
Total net charge-offs	$ 807	$ 689	$ 392
Net charge-offs as a percentage of average loans and leases outstanding [2]	0.32 %	0.26 %	0.16 %
Provision for credit losses	$ 931	$ 1,092	$ 30

	March 31 2023	December 31 2022	March 31 2022
Total nonperforming loans, leases and foreclosed properties [3]	$ 4,083	$ 3,978	$ 4,778
Nonperforming loans, leases and foreclosed properties as a percentage of total loans, leases and foreclosed properties [3]	0.39 %	0.38 %	0.48 %
Allowance for loan and lease losses	$ 12,514	$ 12,682	$ 12,104
Allowance for loan and lease losses as a percentage of total loans and leases outstanding [2]	1.20 %	1.22 %	1.23 %

For footnotes, see page 15.

Current-period information is preliminary and based on company data available at the time of the presentation.

Current-period information is preliminary and based on company data available at the time of the presentation. 15 Bank of America Corporation and Subsidiaries Selected Financial Data (continued) (Dollars in millions) Capital Management March 31 2023 December 31 2022 March 31 2022 Regulatory capital metrics (4): Common equity tier 1 capital $ 184,432 $ 180,060 $ 169,874 Common equity tier 1 capital ratio - Standardized approach 11.4% 11.2% 10.4 % Common equity tier 1 capital ratio - Advanced approaches 12.9 12.8 12.0 Tier 1 leverage ratio 7.1 7.0 6.3 Supplementary leverage ratio 6.0 5.9 5.4 Total ending equity to total ending assets ratio 8.8 9.0 8.2 Common equity ratio 7.9 8.0 7.4 Tangible equity ratio (5) 6.7 6.8 6.2 Tangible common equity ratio (5) 5.8 5.9 5.3 (1) Return on average tangible common shareholders’ equity and tangible book value per share of common stock are non-GAAP financial measures. We believe the use of ratios that utilize tangible equity provides additional useful information because they present measures of those assets that can generate income. Tangible book value per share provides additional useful information about the level of tangible assets in relation to outstanding shares of common stock. See Reconciliations to GAAP Financial Measures on page 18. (2) Ratios do not include loans accounted for under the fair value option. Charge-off ratios are annualized for the quarterly presentation. (3) Balances do not include past due consumer credit card loans, consumer loans secured by real estate where repayments are insured by the Federal Housing Administration and individually insured long-term stand-by agreements (fully-insured home loans), and in general, other consumer and commercial loans not secured by real estate, and nonperforming loans held-for-sale or accounted for under the fair value option. (4) Regulatory capital ratios at March 31, 2023 are preliminary. Bank of America Corporation reports regulatory capital ratios under both the Standardized and Advanced approaches. Capital adequacy is evaluated against the lower of the Standardized or Advanced approaches compared to their respective regulatory capital ratio requirements. The Corporation’s binding ratio was the Common equity tier 1 ratio under the Standardized approach for all periods presented. (5) Tangible equity ratio equals period-end tangible shareholders’ equity divided by period-end tangible assets. Tangible common equity ratio equals period-end tangible common shareholders’ equity divided by period-end tangible assets. Tangible shareholders’ equity and tangible assets are non-GAAP financial measures. We believe the use of ratios that utilize tangible equity provides additional useful information because they present measures of those assets that can generate income. See Reconciliations to GAAP Financial Measures on page 18.

16

Bank of America Corporation and Subsidiaries
Quarterly Results by Business Segment and All Other

(Dollars in millions)

	First Quarter 2023				
	Consumer Banking	GWIM	Global Banking	Global Markets	All Other
Total revenue, net of interest expense	$ 10,706	$ 5,315	$ 6,203	$ 5,626	$ (1,458)
Provision for credit losses	1,089	25	(237)	(53)	107
Noninterest expense	5,473	4,067	2,940	3,351	407
Net income (loss)	3,108	917	2,555	1,688	(107)
Return on average allocated capital [1]	30 %	20 %	21 %	15 %	n/m
Balance Sheet					
Average					
Total loans and leases	$ 303,772	$ 221,448	$ 381,009	$ 125,046	$ 10,077
Total deposits	1,026,242	314,019	492,577	36,109	24,702
Allocated capital [1]	42,000	18,500	49,250	45,500	n/m
Quarter end					
Total loans and leases	$ 304,480	$ 217,804	$ 383,491	$ 130,804	$ 9,827
Total deposits	1,044,768	301,471	495,949	33,624	34,590

	Fourth Quarter 2022				
	Consumer Banking	GWIM	Global Banking	Global Markets	All Other
Total revenue, net of interest expense	$ 10,782	$ 5,410	$ 6,438	$ 3,861	$ (1,836)
Provision for credit losses	944	37	149	4	(42)
Noninterest expense	5,100	3,784	2,833	3,171	655
Net income (loss)	3,577	1,200	2,540	504	(689)
Return on average allocated capital [1]	35 %	27 %	23 %	5 %	n/m
Balance Sheet					
Average					
Total loans and leases	$ 300,360	$ 225,094	$ 380,385	$ 123,022	$ 10,386
Total deposits	1,047,058	317,849	503,472	37,219	19,946
Allocated capital [1]	40,000	17,500	44,500	42,500	n/m
Quarter end					
Total loans and leases	$ 304,761	$ 223,910	$ 379,107	$ 127,735	$ 10,234
Total deposits	1,048,799	323,899	498,661	39,077	19,905

	First Quarter 2022				
	Consumer Banking	GWIM	Global Banking	Global Markets	All Other
Total revenue, net of interest expense	$ 8,813	$ 5,476	$ 5,194	$ 5,292	$ (1,441)
Provision for credit losses	(52)	(41)	165	5	(47)
Noninterest expense	4,921	4,015	2,683	3,117	583
Net income	2,978	1,134	1,724	1,595	(364)
Return on average allocated capital [1]	30 %	26 %	16 %	15 %	n/m
Balance Sheet					
Average					
Total loans and leases	$ 284,068	$ 210,937	$ 358,807	$ 108,576	$ 15,405
Total deposits	1,056,100	384,902	539,912	44,393	20,504
Allocated capital [1]	40,000	17,500	44,500	42,500	n/m
Quarter end					
Total loans and leases	$ 286,322	$ 214,273	$ 367,423	$ 110,037	$ 15,090
Total deposits	1,088,940	385,288	533,820	43,371	20,990

[1] Return on average allocated capital is calculated as net income, adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average allocated capital. Other companies may define or calculate these measures differently.

n/m = not meaningful

The Company reports the results of operations of its four business segments and All Other on a fully taxable-equivalent (FTE) basis.

Current-period information is preliminary and based on company data available at the time of the presentation.

Current-period information is preliminary and based on company data available at the time of the presentation. 17 Bank of America Corporation and Subsidiaries Supplemental Financial Data (Dollars in millions) First Quarter 2023 Fourth Quarter 2022 First Quarter 2022FTE basis data (1) Net interest income $ 14,582 $ 14,804 $ 11,678 Total revenue, net of interest expense 26,391 24,655 23,334 Net interest yield 2.20% 2.22% 1.69 % Efficiency ratio 61.53 63.05 65.65 Other Data March 31 2023 December 31 2022 March 31 2022 Number of financial centers - U.S. 3,892 3,913 4,056 Number of branded ATMs - U.S. 15,407 15,528 15,959 Headcount 217,059 216,823 208,139 (1) FTE basis is a non-GAAP financial measure. FTE basis is a performance measure used by management in operating the business that management believes provides investors with meaningful information on the interest margin for comparative purposes. The Corporation believes that this presentation allows for comparison of amounts from both taxable and tax- exempt sources and is consistent with industry practices. Net interest income includes FTE adjustments of $134 million, $123 million and $106 million for the first quarter of 2023 and the fourth and first quarters of 2022, respectively.

18

Bank of America Corporation and Subsidiaries

Reconciliations to GAAP Financial Measures

(Dollars in millions, except per share information)

The Corporation evaluates its business based on the following ratios that utilize tangible equity, a non-GAAP financial measure. Tangible equity represents shareholders' equity or common shareholders' equity reduced by goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities ("adjusted" shareholders' equity or common shareholders' equity). Return on average tangible common shareholders' equity measures the Corporation's net income applicable to common shareholders as a percentage of adjusted average common shareholders' equity. The tangible common equity ratio represents adjusted ending common shareholders' equity divided by total tangible assets (total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities). Return on average tangible shareholders' equity measures the Corporation's net income as a percentage of adjusted average total shareholders' equity. The tangible equity ratio represents adjusted ending shareholders' equity divided by total tangible assets. Tangible book value per common share represents adjusted ending common shareholders' equity divided by ending common shares outstanding. These measures are used to evaluate the Corporation's use of equity. In addition, profitability, relationship and investment models all use return on average tangible shareholders' equity as key measures to support our overall growth goals.

See the tables below for reconciliations of these non-GAAP financial measures to the most closely related financial measures defined by GAAP for the three months ended March 31, 2023, December 31, 2022 and March 31, 2022. The Corporation believes the use of these non-GAAP financial measures provides additional clarity in understanding its results of operations and trends. Other companies may define or calculate supplemental financial data differently.

	First Quarter 2023	Fourth Quarter 2022	First Quarter 2022
Reconciliation of income before income taxes to pretax, pre-provision income			
Income before income taxes	**$ 9,089**	$ 7,897	$ 7,879
Provision for credit losses	**931**	1,092	30
Pretax, pre-provision income	**$ 10,020**	$ 8,989	$ 7,909
Reconciliation of average shareholders' equity to average tangible shareholders' equity and average tangible common shareholders' equity			
Shareholders' equity	**$ 277,252**	$ 272,629	$ 269,309
Goodwill	**(69,022)**	(69,022)	(69,022)
Intangible assets (excluding mortgage servicing rights)	**(2,068)**	(2,088)	(2,146)
Related deferred tax liabilities	**899**	914	929
Tangible shareholders' equity	**$ 207,061**	$ 202,433	$ 199,070
Preferred stock	**(28,397)**	(28,982)	(26,444)
Tangible common shareholders' equity	**$ 178,664**	$ 173,451	$ 172,626
Reconciliation of period-end shareholders' equity to period-end tangible shareholders' equity and period-end tangible common shareholders' equity			
Shareholders' equity	**$ 280,196**	$ 273,197	$ 266,617
Goodwill	**(69,022)**	(69,022)	(69,022)
Intangible assets (excluding mortgage servicing rights)	**(2,055)**	(2,075)	(2,133)
Related deferred tax liabilities	**895**	899	926
Tangible shareholders' equity	**$ 210,014**	$ 202,999	$ 196,388
Preferred stock	**(28,397)**	(28,397)	(27,137)
Tangible common shareholders' equity	**$ 181,617**	$ 174,602	$ 169,251
Reconciliation of period-end assets to period-end tangible assets			
Assets	**$ 3,194,657**	$ 3,051,375	$ 3,238,223
Goodwill	**(69,022)**	(69,022)	(69,022)
Intangible assets (excluding mortgage servicing rights)	**(2,055)**	(2,075)	(2,133)
Related deferred tax liabilities	**895**	899	926
Tangible assets	**$ 3,124,475**	$ 2,981,177	$ 3,167,994
Book value per share of common stock			
Common shareholders' equity	**$ 251,799**	$ 244,800	$ 239,480
Ending common shares issued and outstanding	**7,972.4**	7,996.8	8,062.1
Book value per share of common stock	**$ 31.58**	$ 30.61	$ 29.70
Tangible book value per share of common stock			
Tangible common shareholders' equity	**$ 181,617**	$ 174,602	$ 169,251
Ending common shares issued and outstanding	**7,972.4**	7,996.8	8,062.1
Tangible book value per share of common stock	**$ 22.78**	$ 21.83	$ 20.99

Current-period information is preliminary and based on company data available at the time of the presentation.